ITRONICS INC. AND SUBSIDIARIES
                           COMPUTATION OF LOSS PER SHARE
            FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1998 AND 1997

                                    EXHIBIT 11


                        Three Months Ended June 30,  Six Months Ended Sept 30,
                        ---------------------------  -------------------------
                               1998        1997           1998        1997
                            ----------  ----------     ---------  ----------
Common and common
 equivalent shares used in
 determining net loss per
 share

Weighted average number of
 common shares outstanding
 during the period(1,000's)    44,370      30,553        43,871      30,250

Common equivalent shares          -           -             -           -
                           ----------  ----------    ----------  ----------

                               44,370      30,553        43,871      30,250
                           ==========  ==========    ==========  ==========


Net income (loss)           $(229,585)  $(102,834)    $(433,834)  $(274,491)

Cumulative preferred dividends
for the period                    -       ( 9,880)          -       (19,760)
                           ----------   ----------    ----------  ----------

Net income (loss) less
 cumulative preferred
 dividends for the period  $(229,585)   $(112,714)    $(433,834)  $(294,251)
                           ==========   ==========    ==========  ==========

Earnings (Loss) per share  $( 0.0052)   $( 0.0037)    $( 0.0099)  $( 0.0097)
                           ==========   ==========    ==========  ==========








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